Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated October 5, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PZP4

Principal Amount (in Specified Currency): $150,000,000
Issue Price: 100%
Trade Date: October 5, 2006
Original Issue Date: October 11, 2006
Stated Maturity Date: May 12, 2008

Initial Interest Rate: The Prime Rate on October 11, 2006 minus 2.93% Interest Payment Period: Quarterly
Interest Payment Dates: February 12, 2007, May 12, 2007, August 12, 2007, November 12, 2007, February 12, 2008 and at Maturity

Net Proceeds to Issuer: $149,955,000
Agent's Discount or Commission: 0.03%
Agent: Wachovia Capital Markets, LLC
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[X] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): -2.93%
Spread Multiplier: Not Applicable
Index Maturity: Daily
Index Currency: U.S. Dollars
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: October 12, 2006
Interest Rate Reset Period: Daily
Interest Reset Dates: Each Business Day
Interest Determination Date: The same Business Day as the related
Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $1,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Interest

       Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).

Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated May 2, 2006 and an Appointment Agreement Confirmation dated October 5, 2006 (collectively, the "Agreement") between TMCC and Wachovia Capital Markets, LLC ("Wachovia"), Wachovia, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. Wachovia may resell the Notes to one or more investors or to one or more broker-dealers
(acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.
	Under the terms and conditions of the Agreement, Wachovia is committed to take and pay for all of the Notes offered hereby if any are taken.